Exhibit 1

U.S. Bankruptcy Court Enters Orders Dismissing The Chapter 11 Proceedings Applicable To The Owning Companies Of The Vessels OLYMPIA EXPLORER And OLYMPIA VOYAGER

For immediate release

March 12, 2004

PIRAEUS, Greece, March 12 — Royal Olympic Cruises (“ROCL”) (Nasdaq: ROCLF) announced today that the U.S. Bankruptcy Court for the District of Hawaii has entered orders dismissing the Chapter 11 proceedings applicable to the owning companies of the vessels OLYMPIA EXPLORER and OLYMPIA VOYAGER, which companies are subsidiaries of ROCL. The dismissal of these proceedings was entered on consent of debtors and the creditor banks in view of the imminent sale of the vessels, the sole assets of their respective owners, at auction

As announced by the company on March 10th, the OLYMPIA EXPLORER and OLYMPIA VOYAGER will be sold at judicial auction, on March 24 and March 26 respectively, under process initiated by creditor banks and pursuant to a settlement agreement between ROCL, the owners, and the banks. The judicial auction of the OLYMPIA EXPLORER is scheduled to take place on March 24 in Long Beach California, and the auction of OLYMPIA VOYAGER will be held on March 26 in Miami, Florida.

This press release contains forward looking statements. Forward looking statements can be identified in many cases by the use of terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” or other terms. These statements are based on assumptions that are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control and may cause our business activities and results, including the results of any discussion between Royal Olympic and creditors of the debtors, to be materially different from those that are implied by the forward-looking statements.

Although we believe that the expectation expressed in our forward-looking statement are reasonable, we cannot assure you of any further business activity or result.

For further information contact:

James R. Lawrence + 203 550 2621

MTI Network USA